Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of July, 2014 (the “Effective Date”) by and between JUBILANT CADISTA PHARMACEUTICALS, Inc (the “Company”), with principal executive offices located at 207 Kiley Drive, Salisbury, Maryland 21801, USA with SCOTT B. DELANEY residing at 15, Eagleview Ln., Schwenksville, PA-19473 (the “Executive”).

WITNESSETH

WHEREAS, the Company and Executive have previously entered into an Executive Employment Agreement dated April 2, 2009 (the “2009 Agreement”) and an Amendment No. 1 to the 2009 Agreement dated February 6, 2012 (the 2009 Agreement, as so amended, the “Original Executive Employment Agreement”); and

WHEREAS, the Company and Executive both desire to extend the term of Executive’s employment with the Company and modify certain other provisions contained in the Original Executive Employment Agreement with respect thereto and accordingly the Company and Executive both desire to amend and restate the Original Executive Employment Agreement by entering into this Agreement; and

WHEREAS, Executive desires to accept the continuation of such employment with the Company commencing on the Effective Date under the terms and conditions hereof

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Employment

The Company hereby shall continue to employ the Executive as the Chief Executive Officer (CEO) of the Company. Executive agrees to continue to serve the Company, during the Service Term (as defined in Section 1(C) hereof) in such capacity, and subject to the terms and conditions set forth in this Agreement as set forth below:

(a)	Services

During the Service Term, the Executive, as the CEO shall have all the duties and responsibilities customarily rendered by chief executive officers of companies of similar size and nature and as may be delegated from time to time by the Board of Directors of the Company (the “Board”) in their sole discretion, including, without limitation, participation and management of strategic initiatives of the Company. The Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of the Executive’s obligations hereunder, the Executive may (A) serve as a director or trustee of any charitable or non-profit entity; (B) acquire investment interests in entities which are not, directly or indirectly, in competition with the Company or its Affiliates and which do not provide supplies to the Company, or (C) own up to one percent (1%) of the outstanding voting securities of any publicly held company regardless of whether such publicly held company is in competition with the Company. Unless the Company and the Executive agree to the contrary, the Executive’s principal place of employment shall be at the Company’s offices in Horsham and Philadelphia, Pennsylvania and as per the Company requirement he may be moved to within the New Jersey area at any time.

(b)	Salary, Bonus and Benefits

(i)	Annual Base Salary

The Company will pay the Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, provided, however that the initial Annual Base Salary shall be at the rate of Three Hundred and Eighty Five Thousand U.S. Dollars ($385,000) per annum (the “Annual Base Salary”) as of the Effective Date. Thereafter, the Executive’s Annual Base Salary shall be reviewed by the Board (or its Compensation Committee) on an annual basis and shall be adjusted accordingly based on the Employee’s performance in accordance with the policies of the Company. The Executive’s Annual Base Salary shall be payable in accordance with the Company’s regular payroll schedule and shall be subject to the regular withholdings applicable to other employees of the Company. The Executive acknowledges and agrees that the Company’s development, manufacture, marketing and/or distribution and sale of additional pharmaceutical products as the Board shall determine, from time to time, shall not result in any increase in the Executive’s Annual Base Salary.

(ii)	Bonuses

(x)	Performance Bonus

The Executive shall be eligible to receive a performance bonus (the “Performance Linked Bonus”) for each year during the Service Term based upon the achievement of performance factors for fiscal year (April 1 to March 31) (Performance Bonus Targets). The Performance Bonus Targets will be based on the Sample Performance Linked Bonus Plan as described in Annexure A. The Performance Bonus Payout for fiscal year 2015, if earned by you, will be paid as provided below. All performance factors described in Annexure A for all ensuing fiscal years during the Service Term will be determined within two (2) months after the commencement of each fiscal year by the Company’s Board, and the Board will review the criteria to be used in the Performance Linked Bonus Plan and it may choose to adjust or modify same based on existing business requirements on a year over year basis, based on discussion with the Executive.

Attached hereto as part of Annexure A is the Sample Template containing both performance factors and “Performance Linked Bonus Payment Plan” which will be used and changed on a year over year basis based on mutual discussion. Importantly, the bonus paid hereunder will be capped at seventy five percent (75%) of Annual Base Salary.

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The Performance Linked Bonus shall be considered earned by the Executive upon the approval by the Board and the adoption of the Company’s financial results calculated on a consolidated basis with respect to the revenue areas that Executive is responsible for overseeing for the corresponding fiscal year and shall be paid to the Executive within 90 days after the Executive’s yearly performance review. Notwithstanding the foregoing, the Performance Linked Bonus shall, in all events, be paid during the calendar year in which Executive earns the Performance Linked Bonus. For example, with respect to the fiscal year that ends in 2015, the Performance Linked Bonus for that period shall be paid, if earned, during the 2015 calendar year.

(y)            (i) Retention Bonus : As mutually agreed, Executive represents that he has been paid a pro rata portion, equivalent to One Hundred Thousand Dollars ($100,000), with respect to his One Hundred and Fifty Thousand ($150,000) retention bonus that was to become due on July 1, 2015, if Executive was employed on that date with the Company. In exchange for the Company’s agreement to accelerate his pro- rata portion of this bonus, Executive and the Company have agreed to add the remainder of Fifty Thousand Dollars ($50,000) of his prior retention bonus to the new retention period beginning on July 1, 2014 up through June 30, 2018, such that, conditioned on Executive being employed continuously through June 30, 2018 by the Company, Executive will receive a retention bonus payment of Two Hundred Seventy Five Thousand Dollars ($275,000) which will be paid, if earned, on or before July 31, 2018.

(z)            Sign On Bonus The Executive shall also be entitled to receive to a one time sign on bonus in the amount of Twenty Five Thousand U.S Dollars ($25,000) payable on July 31, 2015 In case the Executive leaves the Company, however, prior to July 1, 2015, the entire sign on bonus of $25,000 will not be paid to Executive.

(iii)	Benefits. During the Service Term, the Executive will be entitled to the following benefits:

•	Health Insurance. The Executive shall be entitled to receive such medical, dental and vision health benefits for the Executive and his immediate family members, as approved by the Board and made generally available to the Company’s senior management.

•	401 (k) Plan. The Executive shall be eligible to participate in the Company’s 401(k) plan, including the Company’s match of the Executive’s contribution in the amount of up to maximum three percent (3%) of the Executive’s Annual Base Salary in effect at the time of the 401(k) plan contribution by the Executive, subject to a lower limit, if any, set by the United States Internal Revenue Service.

•	Vacation/Personal Days. The Executive shall be entitled to three (3) calendar weeks of vacation and four (4) personal days during each year of the Service Term to be taken at a time or times mutually agreed upon by the Executive and the Board.

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•	Automobile Allowance. The Executive shall receive an automobile allowance (inclusive of lease payments if any, fuel expenses, fuel expanses for travel to the Salisbury facility & insurance and maintenance) in the amount not to exceed Eighteen Thousand US Dollars ($18,000) annualized during the Service Term. Such reimbursement shall be made within thirty (30) days of the Executive’s submission to the Company of expense reports and receipts reasonably evidencing such automobile related expenses for each relevant period.

•	Miscellaneous Allowance. The Executive shall be entitled to a miscellaneous expense allowance in the amount of Twenty Thousand U.S. Dollars ($20,000) per calendar year during the Service Term, payable on a quarterly basis during the Service Term (and paid pro rata for any partial year).

(c)            Term of Employment Unless the Executive’s employment under this Agreement is sooner terminated in accordance with the provisions of Section 1(d) below, the Executive’s employment under this Agreement shall commence on the Effective Date (July 1, 2014) and shall terminate on the fourth anniversary of such date or June 30, 2018,(the “Service Term”). In order for this Agreement to be renewed for additional one (1) year periods commencing on the date of expiration of the Service Term and thereafter, on each successive anniversary of such date, the Company will provide the Executive written notice of its intent to renew 120 days prior to the expiration of the initial Service Term or 90 days prior to the expiry of any renewal period and the Executive will then have 30 days to accept or decline such renewal. The Service Term shall include any renewal period. If either the Company or the Executive elects not to renew this Agreement at the end of the Service Term or any renewal period, then there will be no obligation on behalf of the Company to provide the Severance Pay as described in Section 1(d) (ii) (A) as a result of non-renewal after the Service Term. If the Company elects not to renew this Agreement at the end of the Service Term or any renewal period, Section 3(a) will be null and void as it applies to the Executive.

(d)	Termination,

(i)	Events of Termination.

The Executive’s employment with the Company shall cease upon:

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(A)	The Executive’s death.

(B)	The Executive’s voluntary resignation or retirement, on ninety (90) days’ prior written notice.

(C)	The Executive’s Disability.

“Disability” shall mean Executive’s incapacity due to physical or mental illness such that even with reasonable accommodation he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by the Executive), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for such period of time of at least six (6) continuous months. The Executive hereby consents to, and agrees to make himself available for such physician examination.

(D)	Termination by the Company by the delivery to the Executive of a written notice from the Board that the Executive has been terminated with Cause. “Cause” shall mean:

(1)	The Executive’s: (aa) conviction of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers or conviction of harassment or discrimination with respect to any of the Company’s employees; (bb) misappropriation of funds or assets of the Company for personal use; or (cc) engaging in any conduct which brings the Company or any of its Affiliates into public disgrace or disrepute;

(2)	The Executive’s continued substantial and repeated neglect of his duties, after written notice from the Board, and such failure has not been cured within fifteen (15) days after the Executive receives notice thereof from the Board;

(3)	The Executive’s fraud, gross negligence or willful misconduct in the performance of his duties hereunder;

(4)	The Executive’s abuse of alcohol or drugs that materially adversely impact the Executive’s ability to perform hereunder;

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(5)	The Executive’s engaging in behavior constituting a breach of Section 2 or 3 hereof.

(E)	Termination by the Company by the delivery to the Executive of a ninety (90) days’ prior written notice from the Board that the Executive has been terminated without Cause.

(F)	The Executive’s voluntary resignation on a ninety (90) days’ prior written notice for “Good Reason”, “Good Reason” shall mean:

(1)	A reduction in the Executive’s salary, bonus, or other benefits, unless such benefits are similarly reduced for other Company executives not agreed to by the Executive;

(2)	Assignment of duties or a reduction in duties which are inconsistent with the Executive’s position as the CEO- Cadista, and not agreed to by the Executive;

(3)	A Change in Control of the Company, defined as the acquisition by any person or entity (excluding any affiliate of the Company’s stockholder) of ownership or control of more than 50% of the voting power of the Company; a sale or disposition of assets totaling more than 50% of the value of the Company (excluding any sale or disposition to an affiliate of the Company’s stockholders); or a merger or reorganization in which the Company’s stockholders (or any affiliate of such stockholders), immediately prior to the merger, do not own at least 51% of the voting power of the Company after the merger.

(ii)	Rights on Termination.

(A)          In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (as provided in Section 1(d)(i)(E) and Section 1(d)(i)(F)), the Company will pay to the Executive up to six months of the Executive’s then current Annual Base Salary in effect immediately prior to the date of termination (subject to the qualification set forth at the end of this sentence), a bonus equal to the average annual Performance Linked Bonus paid over the preceding three (3) years (pro-rated until the date of termination) as described in Section 1(b)(ii)(x) and a pro rata based payment of retention bonus as described in Section 1(b)(ii)(y) on a prorated monthly basis until the date of termination. (collectively the, “Severance Pay”); provided, however, that such Severance Pay shall be reduced on a dollar-for-dollar basis in an amount equal to the amount of salary payable to the Executive by another employer during the period of the payment of the Severance Pay. The Severance Pay shall be paid in equal monthly installments (net of applicable withholding taxes) over a six month period commencing on the date of termination (the “Severance Period”). In addition, the Company will pay for the full cost of the Company provided medical and dental coverage for the Executive and his covered dependents for a six month period after termination. This Section 1(d)(ii)(A) shall not apply unless, and the Company’s Severance Pay payment obligations shall not apply unless, the Executive: (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company within 30 days after termination of employment (and the Company shall be obligated to provide Executive with the required form of release within seven (7) days after termination of employment) and; (ii) as part of such release, Executive will agree to not prosecute any legal action or file other proceedings based upon such claims. The Company shall withhold payment of any Severance Pay until it receives the aforementioned release, provided that if the Executive’s termination of employment occurs within the last 30 days of a calendar year, then all Severance Pay that would have been paid in such calendar year (assuming the Executive had executed, the release required pursuant to this Section) shall be paid within 30 days after the beginning of the following calendar year. Notwithstanding the foregoing, the Company’s obligation to the Executive for the Severance Pay shall cease if the Executive is in violation of the provisions of Sections 2 or 3 hereof.

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(B)	If the Company terminates the Executive’s employment for Cause, or due to the Executive’s death or Disability (as provided in Sections 1(d)(i)(A) and (C)), or if the Executive resigns or retires, the Company’s obligations to pay any compensation or benefits under this Agreement, including, without limitation, any Performance Linked Bonus, Retention Bonus and or Severance Pay will cease effective on the date of termination.

(e)	Representations of the Executive

The Executive hereby represents and warrants to the Company that the statements contained in this Section 1(e) are true and accurate as of the date of this Agreement.

(i)	Legal Proceedings. The Executive has not been: (A) the subject of any criminal proceeding (other than a traffic violation or other minor offense) which has resulted in a conviction against the Executive, nor is the Executive the subject of any pending criminal proceeding (other than a traffic violation or other minor offense); (B) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude; (C) the defendant in any civil complaint alleging damages in excess of $100,000; or (D) the defendant in any civil complaint alleging sexual harassment, unfair labor practices or discrimination in the work place.

(ii)	Securities Law. The Executive has not been found in a civil action by the Securities Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.

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(iii)	Employment Restrictions. Other than has been disclosed to the Company, the Executive is not currently a party to any non-competition, non-solicitation, confidentiality or other work-related agreement which limits or restricts the Executive’s ability to work in any particular field or in any particular geographic region, whether or not such agreement would be violated by this Agreement.

2.	Confidential Information; Proprietary Information, etc.

(a)	Obligation to Maintain Confidentiality

The Executive acknowledges that any Proprietary Information disclosed or made available to the Executive or obtained, observed or known by the Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which the Executive is receiving Severance Pay, are the property of the Company and its Affiliates. Therefore, the Executive agrees that he will not at any time (whether during or after the Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act. The Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation or Severance Pay (if applicable), or at any other time the Company may request in writing (whether during or after the Executive’s term of employment), all Records which he may then possess or have under his control. The Executive further agrees that any Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 2(a) shall be construed to prevent the Executive from using his general knowledge and experience in future employment so long as the Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

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(b)	Ownership of Property

The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary information or Records) (“Work Product”) belong to the Company or such Affiliate and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by the Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).

Executive shall further assist the Company, at the Company’s expense, including for the time spent by the Executive, to further evidence, record and perfect the assignments set forth in this Section 2(b). and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. To the extent allowed by law, if the Executive uses or discloses the Executive’s own or any third party’s confidential information or intellectual property when acting within the scope of the Executive’s employment or otherwise on behalf of the Company, the Company will have and the Executive hereby grants the Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sub licensable right and license to exploit and exercise all such confidential information and intellectual property rights. This Section 2 shall survive any termination of the Agreement.

(c)	Third Party Information

The Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, the Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

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(d)	Use of Information of Prior Employers, etc.

During the term of the Executive’s employment and thereafter, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of the Company’s Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. The Executive will use in the performance of his duties only information that is: (i) generally known and used by persons with training and experience comparable to the Executive’s and that is (x) common knowledge in the industry or (y) otherwise legally in the public domain; (ii) otherwise provided or developed by the Company or any of its Affiliates; or (iii) in the case of materials, property or information belonging to any former employer or other person to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or person. In addition, the Executive will abide by any enforceable obligations contained in any agreements that the Executive has entered into with his prior employers or other parties to whom the Executive has an obligation of confidentiality.

3.	Noncompetition and Nonsolicitation

(a)	Noncompetition.

As long as the Executive is an employee of the Company, and for six (6) months thereafter (the “Noncompete Period”), the Executive shall not, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, as now conducted or as conducted by the Company during the Service Term, including, without limitation, any business that is engaged or involved to the development, manufacture and/or sale of generic pharmaceutical products. Notwithstanding the foregoing, in the event that the Executive is terminated pursuant to Section 1(d)(i)(B) (retirement), Section 1(d)(i)(C) (disability) or Section 1(d)(i)(D) (cause), or if the Executive elects not to renew the Agreement, the noncompetition restrictions will apply to the Executive and the Noncompete Period for this purpose shall be six (6) months, but no Severance Pay will be due to the Executive.

(b)	Nonsolicitation

As long as the Executive is an employee of the Company or any Affiliate thereof, and (except as provided in Section 3(b)(iv) below) for two (2) years thereafter, the Executive shall not directly or indirectly through another entity; (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during (the twelve (12) month period immediately preceding the date of such Executive’s termination; (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company or any Affiliate; (iv) call on, solicit or service any Person who was a customer or client of the Company or any Affiliate at any time during the twelve (12) month period immediately preceding the date of such Executive’s termination with respect to any generic pharmaceutical products; or call on, solicit or service any Person who was a Prospective Client with respect to any generic pharmaceutical products. For purposes hereof, a “Prospective Client” means any Person whom the Company or any of its Affiliate has entertained discussions with to become a client or customer at any time during the nine (9) month period immediately preceding the date of such Executive’s termination.

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(c)	Acknowledgement

The Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. The Executive further acknowledges that as the CEO, the Executive has and will have direct or indirect responsibility, oversight or duties with respect to material aspects of the businesses of the Company and its Affiliates and its and their current and prospective employees, vendors, customers, clients and other business relations.

(d)	Enforcement, etc.

If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area. In the event of a breach or threatened breach of this Agreement, either of the Executive, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(e)	Submission to Jurisdiction

The parties hereby (i) submit to the jurisdiction of any state or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be head or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court. The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agree that a final judgment, after exhaustion of all appeals, in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

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GENERAL PROVISIONS

4.	Definitions

“Affiliate” of any particular person or entity means any other person or entity controlling, controlled by or under common control with such particular person or entity.

“Board” means the Board of Directors of the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secretes, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.

“Records” means (f) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists – partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by the Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter, (xii) data, account, information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

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5.	Notices

Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) on the day of delivery if delivered in person, or if delivered by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a nationally recognized express courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 5 by the party to receive such notice:

If to the Company:

Cadista Pharmaceuticals Ltd

207 Kiley Drive

SalisburyMaryland 21801, USA

Attn: Chief Financial Officer

Tel: (410) 860-8500

Fax: (410) 860-8719

With a copy to:

LeClairRyan

One Riverfront Plaza

1037 Raymond Blvd.

Newark, NJ 07102

Attention: John P. Reilly, Esq.

Tel. No.: (973) 491-3600

Fax No.: (973) 491-3555

If to the Executive:

Scott B Delaney

15, Eagleview Ln.,

Schwenksville, PA 19473

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.

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6.	General Provisions.

(a)	Generally Accepted Accounting Principles: Adjustments of Numbers

Where any accounting determination or calculation is required to be made under this Agreement or the exhibits hereto, such determination or calculation (unless otherwise provided) shall be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Company would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation shall continue to be made in accordance with the Company’s previous accounting methods and policies.

(b)	Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)	Complete Agreement

This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt and prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)	Counterparts

This Agreement may be executed in separate counterparts, including by facsimile, including facsimile, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)	Successors and Assigns

Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns; provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that the rights and obligations of the Company may be assigned to any Affiliate of the Company.

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(f)	Choice of Law: Jurisdiction

This Agreement will be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Maryland. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in the State of Maryland in any action or proceeding arising out of or relating to this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; (iii) waive, to the fullest extent permitted by applicable law, any right they may have to a trail by jury in respect of any litigation directly or indirectly arising out of; under or in connection with this Agreement; and (iv) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so bought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g)	Remedies

Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)	Amendment and Waiver

The provisions of this Agreement may be amended and or waived only with the prior written consent of the Company and the Executive.

(i)	Business Days

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the State of Maryland, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.(j)      No Waiver

A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

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(k)          Insurance

The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered available. The Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. The Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(i)          Offset

Whenever the Company or any of its Affiliates is to pay any sum to the Executive or any Affiliate or related person thereof any amounts that the Executive or such Affiliate or related person owes to the Company or any of its Affiliate may be deducted from that sum before payment.

(m)          Indemnification and Reimbursement of Payments on Behalf of the Executive

The Executive shall at all time remain responsible for any and all federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company including, but not limited to, wages, bonuses, etc. The Executive shall indemnify and hold harmless the Company and its Affiliates, and their respective officers, directors and representatives, from any and all costs, expenses, interest and penalties incurred by such persons/entities in connection with the Executive’s failure to pay such Taxes. The Company shall be entitled to deduct or withhold the Taxes from any amounts owing from the Company to the Executive.

(o)          Further Assurances

Executive shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

(p)          Assistance in Litigation with Third Parties

During the Service Term and for three (3) years thereafter, the Executive shall furnish, subject to the Company’s satisfaction of the Executive’s reasonable out-of-pocket expenses and reasonable time spent, proper information and assistance in connection with any litigation (whether actual, pending or threatened) by or against the Company and any third party, pertaining to the activities engaged in or work produced by the Executive during the Service Term.

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7.          Section 409A Provisions

(a)          Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefore) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with, or be exempt from, Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to “the Date of Termination,” “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (ii) the date of the Executive's death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)          All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense occurred. Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes, and any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed.

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(d)          For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

8.          Notwithstanding anything in this Agreement to the contrary, no amount payable under the Agreement that is subject to the requirements of Internal Revenue Code Section 409A(a)(2)(B)(i) shall be paid prior to eighteen (18) months after the date of this Agreement.

9.          With respect to the payment of any Severance Pay due to the Executive, such Severance Pay will be paid to Employee in monthly installments, according to Employer's normal payroll practices.

10.        Upon the execution and delivery of this Agreement by each of the parties, the Original Executive Employment Agreement shall be deemed terminated, null and void and of no further force and effect, the Original Executive Employment Agreement being superseded in full by the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

JUBILANT CADISTA PHARMACEUTICALS~~,~~ INC.

	By:	/s/ Kamal Mandan

	Name:	KAMAL MANDAN

	Title:	CHIEF FINANCIAL OFFICER

Dated: August 6, 2014

/s/ Scott Delaney
SCOTT B. DELANEY

Dated: August 4, 2014

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ANNEXURE A

Sample Performance Linked Bonus Plan
Factors	Total Weightage for each category in a Balanced scorecard	Criteria for Performance	Measures	Weightage	Budgeted FY15	Actual FY15	% Achievement FY15	Factor Efficiency Index considering % Achievement FY15	Total Performance Index Considering % Achievement FY15
Financial	80%	Revenue	$	%	-	-	-	-%
		EBIDTA	$	%	-	-	-	-
		ROCE	%	%	-	-	-	-
Customer	10%	Will be finalized by the Board		%	-	-	-	-
Employee	10%			%	-	-	-	-
Over All Performance Achievement									%

Scott Delaney - Performance Linked Bonus Payment Plan

< 90% 'Over All Performance Achievement - the Executive will receive 0% of the base salary	102% 'Over All Performance Achievement - the Executive will receive 52% of the base salary	115% 'Over All Performance Achievement - the Executive will receive 65% of the base salary
90% 'Over All Performance Achievement - the Executive will receive 40% of the base salary	103% 'Over All Performance Achievement - the Executive will receive 53% of the base salary	116% 'Over All Performance Achievement - the Executive will receive 66% of the base salary
91% 'Over All Performance Achievement - the Executive will receive 41% of the base salary	104% 'Over All Performance Achievement - the Executive will receive 54% of the base salary	117% 'Over All Performance Achievement - the Executive will receive 67% of the base salary
92% 'Over All Performance Achievement - the Executive will receive 42% of the base salary	105% 'Over All Performance Achievement - the Executive will receive 55% of the base salary	118% 'Over All Performance Achievement - the Executive will receive 68% of the base salary
93% 'Over All Performance Achievement - the Executive will receive 43% of the base salary	106% 'Over All Performance Achievement - the Executive will receive 56% of the base salary	119% 'Over All Performance Achievement - the Executive will receive 69% of the base salary
94% 'Over All Performance Achievement - the Executive will receive 44% of the base salary	107% 'Over All Performance Achievement - the Executive will receive 57% of the base salary	120% 'Over All Performance Achievement - the Executive will receive 70% of the base salary
95% 'Over All Performance Achievement - the Executive will receive 45% of the base salary	108% 'Over All Performance Achievement - the Executive will receive 58% of the base salary	121% 'Over All Performance Achievement - the Executive will receive 71% of the base salary
96% 'Over All Performance Achievement - the Executive will receive 46% of the base salary	109% 'Over All Performance Achievement - the Executive will receive 59% of the base salary	122% 'Over All Performance Achievement - the Executive will receive 72% of the base salary
97% 'Over All Performance Achievement - the Executive will receive 47% of the base salary	110% 'Over All Performance Achievement - the Executive will receive 60% of the base salary	123% 'Over All Performance Achievement - the Executive will receive 73% of the base salary

Scott Delaney - Performance Linked Bonus Payment Plan

98% 'Over All Performance Achievement - the Executive will receive 48% of the base salary	111% 'Over All Performance Achievement - the Executive will receive 61% of the base salary	124% 'Over All Performance Achievement - the Executive will receive 74% of the base salary
99% 'Over All Performance Achievement - the Executive will receive 49% of the base salary	112% 'Over All Performance Achievement - the Executive will receive 62% of the base salary	125% 'Over All Performance Achievement - the Executive will receive 75% of the base salary
100% 'Over All Performance Achievement - the Executive will receive 50% of the base salary	113% 'Over All Performance Achievement - the Executive will receive 63% of the base salary
101% 'Over All Performance Achievement - the Executive will receive 51% of the base salary	114% 'Over All Performance Achievement - the Executive will receive 64% of the base salary